Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Entravision Communications Corporation of our reports dated March 31, 2010 except for Note18 as to which the date is November 16, 2010, relating to our audits of the consolidated financial statements, financial statement schedule and internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement.

Our report dated March 31, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, expressed an opinion that Entravision Communications Corporation had not maintained effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also consent to our firm under the caption “Experts” in such prospectus.

/s/ McGladrey & Pullen, LLP

Los Angeles, California

November 16, 2010